As filed with the Securities and Exchange Commission on March 14, 2000

Registration No. 333-30822

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 2

To
Form S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Cysive, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7371 (Primary Standard Industrial Classification Code Number)	54-1698017 (I.R.S. Employer Identification No.)

11480 Sunset Hills Road

Suite 200 E
Reston, Virginia 20190
(703) 742-0865
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Nelson A. Carbonell, Jr.

Chairman of the Board, President and Chief Executive Officer
Cysive, Inc.
11480 Sunset Hills Road
Suite 200 E
Reston, Virginia 20190
(703) 742-0865
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven A. Museles, Esq. Hogan & Hartson L.L.P. 555 Thirteenth Street, N.W. Washington, D.C. 20004 Telephone: (202) 637-5600 Telecopy: (202) 637-5910	Paul V. Rogers, Esq. Covington & Burling 1201 Pennsylvania Avenue, N.W. Washington, D.C. 20004-7566 Telephone: (202) 662-6000 Telecopy: (202) 662-6291

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [   ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [   ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [   ]

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [   ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

      The purpose of this Amendment No. 2 to the Registration Statement is solely to file certain exhibits to the Registration Statement, as set forth below in Item 16(a) of Part II.

PART II

Information not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

      The following table sets forth the various fees and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered hereby. All amounts shown are estimates except for the Securities and Exchange Commission (“SEC”) registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Amount

SEC registration fee	$82,769

NASD filing fee	30,500

Nasdaq National Market listing fee	17,500

Blue sky qualification fees and expenses	7,000

Accounting fees and expenses	40,000

Legal fees and expenses	60,000

Printing and engraving expenses	50,000

Transfer agent and registrar fees	10,000

Miscellaneous expenses	277,231

Total	$575,000

Item 14. Indemnification of Directors and Officers

      Upon completion of this offering, the Certificate of Incorporation and Bylaws of the Registrant provide for the indemnification of the Registrant’s directors and officers to the fullest extent authorized by, and subject to, the conditions set forth in the General Corporation Law of the State of Delaware (the “DGCL”), except that the Registrant will indemnify a director or officer in connection with a proceeding (or part thereof) initiated by the person only if the proceeding (or part thereof) was authorized by the Registrant’s Board of Directors. The indemnification provided under the Certificate of Incorporation and Bylaws includes the right to be paid by the Registrant the expenses (including attorneys’ fees) in advance of any proceeding for which indemnification may be had in advance of its final disposition, provided that the payment of such expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to the Registrant of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. According to the Bylaws, if a claim for indemnification is not paid by the Registrant within 60 days after a written claim has been received by the Registrant, the claimant may at any time thereafter bring an action against the Registrant to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting the action.

      As permitted by the DGCL, the Registrant’s Certificate of Incorporation provides that directors of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit. As a result of this provision, the Registrant and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

      Under the Bylaws, the Registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against the person or incurred by the person in any such capacity, or arising out of the person’s status as such, and related expenses, whether or not the Registrant would have the power to indemnify the person against such liability under the provisions of the DGCL. The Registrant has purchased director and officer liability insurance on behalf of its directors and officers.

      The Underwriting Agreement provides that the underwriters are obligated, under specified circumstances, to indemnify directors, officers and controlling persons of the Registrant against specified liabilities, including liabilities under the Securities Act of 1933, as amended. Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto.

Item 15. Recent Sales of Unregistered Securities

      From January 1, 1997 through February 24, 2000 the Registrant granted options to purchase a total of 6,305,012 shares of common stock under its Amended and Restated 1994 Stock Option Plan to certain of its employees, consultants, officers and directors.

      From January 1, 1997 through February 24, 2000, the Registrant issued and sold an aggregate of 1,604,974 shares of its common stock to employees, consultants, officers and directors for aggregate consideration of approximately $1.4 million pursuant to the exercise of stock options granted under its Amended and Restated 1994 Stock Incentive Plan.

      No underwriters were involved in any of the foregoing sales of securities. These securities were issued without registration under the Securities Act in reliance upon an exemption from registration under Section 4(2) of the Securities Act. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

   (a)  Exhibits

1.1		Form of Underwriting Agreement(5)
3.1		Amended and Restated Certificate of Incorporation of the Registrant(1)
3.2		Amended and Restated Bylaws of the Registrant(1)
4.1		Form of Common Stock Certificate of the Registrant(1)
4.2		See Exhibits 3.1 and 3.2 for provisions of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Registrant defining the rights of holders of Common Stock of the Registrant
5.1		Opinion of Hogan & Hartson L.L.P.(5)
10.1		Lease Agreement, dated November 15, 1999, by and between the Registrant and Parkridge Five Associates Limited Partnership(2)
10.2		Employment Agreement by and between the Registrant and Nelson A. Carbonell, Jr.(2)
10.3		Employment Agreement by and between the Registrant and John R. Lund(2)
10.4		Employment Agreement by and between the Registrant and Michael E. Price(2)
10.5		Employment Agreement by and between the Registrant and Robert C. Rubinstein(2)
10.6		Employment Agreement by and between the Registrant and Joseph M. Rymsza(2)
10.7		Employment Agreement by and between the Registrant and John M. Saaty(2)
10.8		Employment Agreement by and between the Registrant and Penny J. Jobin(2)
10.9		Amended and Restated 1994 Stock Option Plan(1)
10.1	0	Employee Stock Purchase Plan(1)
10.1	1	Revolving Credit Agreement by and between the Registrant and Merrill Lynch & Co.(1)

23.1	Consent of Ernst & Young LLP(3)
23.2	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)(5)
24.1	Power of Attorney(3)

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-85651).

(2)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999.

(3)	Previously filed.

(4)	To be filed by amendment.

(5)	Filed herewith.

   (b)  Financial Statement Schedule

Schedule II — Valuation and Qualifying Accounts

Item 17. Undertakings

      The undersigned Registrant undertakes to provide to the underwriter at the closing specified in the Underwriting Agreement, certificates in those denominations and registered in such names as may be required by the underwriter to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant under the provisions described under Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Reston, Commonwealth of Virginia, on March 13, 2000.

CYSIVE, INC.

By:	/s/ NELSON A. CARBONELL, JR.

Nelson A. Carbonell, Jr.
Chairman of the Board, President and
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of March 13, 2000 by the following persons in the capacities and on the date indicated.

Name	Title

* Nelson A. Carbonell, Jr.	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

/s/ JOHN R. LUND John R. Lund	Chief Financial Officer, Treasurer, Secretary and Director (Principal Financial and Accounting Officer)

* Jon Korin	Director

* John Sabin	Director

* Eric J. Magleby	Director

* /s/ JOHN R. LUND John R. Lund as Attorney-in-Fact

EXHIBIT INDEX

1.1		Form of Underwriting Agreement(5)
3.1		Amended and Restated Certificate of Incorporation of the Registrant(1)
3.2		Amended and Restated Bylaws of the Registrant(1)
4.1		Form of Common Stock Certificate of the Registrant(1)
4.2		See Exhibits 3.1 and 3.2 for provisions of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Registrant defining the rights of holders of Common Stock of the Registrant
5.1		Opinion of Hogan & Hartson L.L.P.(5)
10.1		Lease Agreement, dated November 15, 1999, by and between the Registrant and Parkridge Five Associates Limited Partnership(2)
10.2		Employment Agreement by and between the Registrant and Nelson A. Carbonell, Jr.(2)
10.3		Employment Agreement by and between the Registrant and John R. Lund(2)
10.4		Employment Agreement by and between the Registrant and Michael E. Price(2)
10.5		Employment Agreement by and between the Registrant and Robert C. Rubinstein(2)
10.6		Employment Agreement by and between the Registrant and Joseph M. Rymsza(2)
10.7		Employment Agreement by and between the Registrant and John M. Saaty(2)
10.8		Employment Agreement by and between the Registrant and Penny J. Jobin(2)
10.9		Amended and Restated 1994 Stock Option Plan(1)
10.1	0	Employee Stock Purchase Plan(1)
10.1	1	Revolving Credit Agreement by and between the Registrant and Merrill Lynch & Co.(1)
23.1		Consent of Ernst & Young LLP(3)
23.2		Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)(5)
24.1		Power of Attorney(3)

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-85651).

(2)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999.

(3)	Previously filed.

(4)	To be filed by amendment.

(5)	Filed herewith.